Provident Financial Services, Inc. Announces Second Quarter Earnings and Declares Quarterly Cash Dividend

ISELIN, NJ, July 30, 2020 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $14.3 million, or $0.22 per basic and diluted share, for the three months ended June 30, 2020, compared to net income of $24.4 million, or $0.38 per basic and diluted share, for the three months ended June 30, 2019. For the six months ended June 30, 2020, the Company reported net income of $29.2 million, or $0.45 per basic and diluted share, compared to net income of $55.3 million, or $0.85 per basic and diluted share, for the same period last year.

The Company’s earnings for the three and six months ended June 30, 2020 were adversely impacted by elevated provisions for credit losses primarily related to the current weak economic forecast attributable to the COVID-19 pandemic, combined with the January 1, 2020 adoption of a new accounting standard that requires the current recognition of allowances for losses expected to be incurred over the life of covered assets (“CECL”). For the three and six months ended June 30, 2020, provisions for credit losses and off-balance sheet credit exposures totaled $16.2 million and $31.9 million, respectively. The Company's earnings were further impacted by expenses related to the Company's pending acquisition of SB One Bancorp of $683,000 and $1.1 million, for the three and six months ended June 30, 2020, respectively, and by COVID-19 related costs which totaled $1.0 million for both the three and six months ended June 30, 2020.
Christopher Martin, Chairman, President and Chief Executive Officer commented: “While our markets continue to be impacted by the COVID-19 pandemic, our dedicated employees have worked diligently to deliver a high level of service to our customers in a caring and safe manner. Our second quarter results were adversely affected by an elevated provision for credit losses driven by a negative economic outlook and net interest margin pressure. Despite all this, we were able to deliver strong pre-provision net revenues, and asset quality improved during the quarter. Many of our borrowers granted principal and/or interest deferrals in the first quarter have resumed making full payments. Our strong capital base and favorable funding costs continue to be a source of strength.” Martin further noted: “The closing of our acquisition of SB One Bancorp is scheduled for tomorrow, and we look forward to capitalizing on the growth opportunities, scale and strong management that this strategic transaction affords us.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.23 per common share payable on August 28, 2020, to stockholders of record as of the close of business on August 14, 2020.
Balance Sheet Summary
Total assets at June 30, 2020 were $10.51 billion, a $705.0 million increase from December 31, 2019. The increase in total assets was primarily due to a $433.5 million increase in total loans inclusive of commercial loans made under the Paycheck Protection Program ("PPP"), a $267.0 million increase in cash and cash equivalents and a $73.0 million increase in other assets, partially offset by a $42.1 million decrease in total investments.
The Company’s loan portfolio increased $433.5 million to $7.77 billion at June 30, 2020, from $7.33 billion at December 31, 2019. For the six months ended June 30, 2020, loan originations, including advances on lines of credit, totaled $1.75 billion, compared with $1.35 billion for the same period in 2019. During the six months ended June 30, 2020, the loan portfolio had net increases of $421.5 million in commercial loans, $98.0 million in commercial mortgage loans, $50.0 million in multi-family mortgage loans and $47.7 million in residential mortgage loans, partially offset by net decreases of $144.8 million in construction loans and $29.7 million in consumer loans. At June 30, 2020, the commercial loan portfolio included $400.3 million of PPP loans. Commercial real estate, commercial and construction loans represented 80.9% of the loan portfolio at June 30, 2020, compared to 80.0% at December 31, 2019.

At June 30, 2020, the Company’s unfunded loan commitments totaled $1.66 billion, including commitments of $851.0 million in commercial loans, $386.3 million in construction loans and $177.1 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2019 and June 30, 2019 were $1.47 billion and $1.65 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.30 billion at June 30, 2020, compared to $905.9 million and $978.6 million at December 31, 2019 and June 30, 2019, respectively.
Cash and cash equivalents were $453.8 million at June 30, 2020, a $267.0 million increase from December 31, 2019 primarily as a result of increases in cash collateral pledged to counterparties to secure loan-level swaps and short-term investments.
Total investments were $1.45 billion at June 30, 2020, a $42.1 million decrease from December 31, 2019. This decrease was largely due to repayments of mortgage-backed securities, maturities and calls of certain municipal and agency bonds, partially offset by purchases of mortgage-backed and municipal securities and an increase in unrealized gains on available for sale debt securities.
Total deposits increased $557.5 million during the six months ended June 30, 2020 to $7.66 billion. Total core deposits, consisting of savings and demand deposit accounts, increased $680.0 million to $7.05 billion at June 30, 2020, while total time deposits decreased $122.6 million to $611.5 million at June 30, 2020. The increase in core deposits was largely attributable to a $388.1 million increase in non-interest bearing demand deposits, which benefited from deposits associated with PPP loans and stimulus funding, a $130.3 million increase in interest bearing demand deposits, a $94.5 million increase in money market deposits and a $67.1 million increase in savings deposits. The decrease in time deposits was primarily the result of a $73.7 million decrease in retail time deposits and a $48.9 million decrease in brokered deposits. Core deposits represented 92.0% of total deposits at June 30, 2020, compared to 89.7% at December 31, 2019.
Borrowed funds increased $50.1 million during the six months ended June 30, 2020, to $1.18 billion. The increase in borrowings for the period was driven by asset funding requirements. Borrowed funds represented 11.2% of total assets at June 30, 2020, a decrease from 11.5% at December 31, 2019.
Stockholders’ equity decreased $3.4 million during the six months ended June 30, 2020, to $1.41 billion, primarily due to dividends paid to stockholders, the adoption of CECL on January 1, 2020 and the related charge to equity of $8.3 million, net of tax, to establish initial allowances against credit losses and off-balance sheet credit exposures under the new accounting standard and common stock repurchases, partially offset by net income earned for the period and an increase in unrealized gains on available for sale debt securities. For the three months ended June 30, 2020, common stock repurchases totaled 98,978 shares at an average cost of $13.26, of which 378 shares, at an average cost of $13.66, were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. For the six months ended June 30, 2020, common stock repurchases totaled 385,794 shares at an average cost of $18.79, of which 48,416 shares, at an average cost of $19.84, were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At June 30, 2020, approximately 1.2 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at June 30, 2020 were $21.45 and $14.83, respectively, compared with $21.49 and $14.85, respectively, at December 31, 2019.
Results of Operations
Net Interest Income and Net Interest Margin
For the three months ended June 30, 2020, net interest income decreased $6.7 million to $69.8 million, from $76.6 million for the same period in 2019. Net interest income for the six months ended June 30, 2020 decreased $9.7 million to $141.8 million, from $151.6 million for the same period in 2019. The decline in net interest income for the three and six months ended June 30, 2020, compared with the three and six months ended June 30, 2019, was primarily due to period-over-period compression in the net interest margin as the decrease in the yield on interest-earning assets outpaced the decline in the Company's cost of interest-bearing liabilities. This decline was tempered by growth in both average loans outstanding and lower-costing average interest-bearing and non-interest bearing core deposits. Net interest income included $1.9 million in interest and fees on PPP loans at an average rate of 2.35% and 2.34%, respectively, for the three and six months ended June 30, 2020. Excluding the impact of PPP loans from both net interest income and average interest-earning assets would result in an increase in the net interest margin of two basis points and one basis point for the three and six months ended June 30, 2020, respectively. For the three and six months ended June 30, 2019, the Company recognized the acceleration of accretion of $2.2 million in interest income upon the prepayment of loans which had been non-accruing. For the three and six months ended June 30, 2019, the recognition of this interest income resulted in a 10 and 5 basis point increase in the net interest margin, respectively.
The Company’s net interest margin decreased 23 basis points to 2.97% for the quarter ended June 30, 2020, from 3.20% for the trailing quarter. The yield on interest-earning assets and net interest margin for the three months ended June 30, 2020, was negatively impacted by the downward repricing of certain adjustable rate loans, combined with lower rates on newly originated loans which included PPP loans. The weighted average yield on interest-earning assets decreased 45 basis points to 3.47% for the quarter ended June 30, 2020, compared to 3.92% for the quarter ended March 31, 2020. The weighted average cost of interest-bearing liabilities for the quarter ended June 30, 2020 decreased 27 basis points to 0.68%, compared to 0.95% for the trailing quarter. The average cost of interest bearing deposits for the quarter ended June 30, 2020 was 0.54%, compared to 0.78% for the trailing quarter ended March 31, 2020. Average non-interest bearing demand deposits totaled $1.85 billion for the quarter ended June 30, 2020, compared with $1.50 billion for the trailing quarter ended March 31, 2020. The average cost of all deposits, including non-interest bearing deposits, was 41 basis points for the quarter ended June 30, 2020, compared with 62 basis points for the trailing quarter. The average cost of borrowed funds for the quarter ended June 30, 2020 was 1.31%, compared to 1.80% for the trailing quarter.
The net interest margin decreased 45 basis points to 2.97% for the quarter ended June 30, 2020, compared to 3.42% for the quarter ended June 30, 2019. The weighted average yield on interest-earning assets decreased 81 basis points to 3.47% for the quarter ended June 30, 2020, compared to 4.28% for the quarter ended June 30, 2019, while the weighted average cost of interest bearing liabilities decreased 44 basis points for the quarter ended June 30, 2020 to 0.68%, compared to the second quarter of 2019. The average cost of interest bearing deposits for the quarter ended June 30, 2020 was 0.54%, compared to 0.86% for the same period last year. Average non-interest bearing demand deposits totaled $1.85 billion for the quarter ended June 30, 2020, compared to $1.46 billion for the quarter ended June 30, 2019. The average cost of all deposits, including non-interest bearing deposits, was 41 basis points for the quarter ended June 30, 2020, compared with 68 basis points for the quarter ended June 30, 2019. The average cost of borrowed funds for the quarter ended June 30, 2020 was 1.31%, compared to 2.18% for the same period last year.
For the six months ended June 30, 2020, the net interest margin decreased 32 basis points to 3.09%, compared to 3.41% for the six months ended June 30, 2019. The weighted average yield on interest earning assets declined 54 basis points to 3.70% for the six months ended June 30, 2020, compared to 4.24% for the six months ended June 30, 2019, while the weighted average cost of interest bearing liabilities decreased 27 basis points to 0.81% for the six months ended June 30, 2020, compared to 1.08% for the same period last year. The average cost of interest bearing deposits decreased 16 basis points to 0.66% for the six months ended June 30, 2020, compared to 0.82% for the same period last year. Average non-interest bearing demand deposits totaled $1.67 billion for the six months ended June 30, 2020, compared with $1.45 billion for the six months ended June 30, 2019. The average cost of all deposits, including non-interest bearing deposits, was 51 basis points for the six months ended June 30, 2020, compared with 65 basis points for the six months ended June 30, 2019. The average cost of borrowings for the six months ended June 30, 2020 was 1.55%, compared to 2.12% for the same period last year.
Non-Interest Income
Non-interest income totaled $14.4 million for the quarter ended June 30, 2020, a decrease of $1.5 million, compared to the same period in 2019. Fee income decreased $2.0 million to $4.9 million for the three months ended June 30, 2020, compared to the same period in 2019, largely due to a $1.1 million decrease in deposit related fees, a $262,000 decrease in non-deposit investment fees and a $208,000 decrease in debit card revenue, partially offset by a $173,000 increase in commercial loan prepayment fees. Overall fee income for the quarter was adversely impacted by lower transaction volumes and reduced business opportunities related to the COVID outbreak and related mitigation efforts. Wealth management income decreased $266,000 to $6.0 million for the three months ended June 30, 2020. This decrease in income was largely a function of market declines in the value of assets under management and a decrease in managed mutual fund fees. Partially offsetting these decreases, income from Bank-owned life insurance ("BOLI") increased $574,000 to $1.9 million for the three months ended June 30, 2020, compared to the same period in 2019, primarily due to an increase in benefit claims and higher equity valuations. Also, other income increased $180,000 to $1.6 million for the three months ended June 30, 2020, compared to the quarter ended June 30, 2019, primarily due to a $387,000 increase in net gains on the sale of foreclosed real estate, partially offset by a $206,000 decrease in net fees on loan-level interest rate swap transactions.
For the six months ended June 30, 2020, non-interest income totaled $31.4 million, an increase of $3.3 million, compared to the same period in 2019. Other income increased $3.3 million to $5.0 million for the six months ended June 30, 2020, compared to $1.7 million for the same period in 2019, due to a $2.8 million increase in net fees on loan-level interest rate swap transactions and a $351,000 increase in net gains on the sale of foreclosed real estate. Wealth management income increased $1.9 million to $12.2 million for the six months ended June 30, 2020, compared to the same period in 2019, primarily due to fees earned on assets under management acquired in the April 1, 2019 Tirschwell & Loewy ("T&L") acquisition, partially offset by a decrease in managed mutual fund fees. Partially offsetting these increases, fee income decreased $1.5 million, primarily due to a $1.2 million decrease in deposit related fees, a $115,000 decrease in non-deposit investment fees and a $67,000 decrease in debit card income, all largely due to the effects of COVID-19 and related mitigation efforts, while BOLI income decreased $335,000 to $2.6 million for the six months ended June 30, 2020, compared to the same period in 2019, primarily due to a decrease in equity valuations.
Non-Interest Expense
For the three months ended June 30, 2020, non-interest expense totaled $55.3 million, an increase of $5.6 million, compared to the three months ended June 30, 2019. For the three months ended June 30, 2020, credit loss expense for off-balance sheet credit exposures under the CECL standard accounted for $5.3 million of the $5.6 million increase, due to an increase in loss factors associated with the current economic forecast, an increase in the pipeline of loans approved awaiting closing and an increase in availability on committed lines of credit due to below average utilization. Data processing expense increased $619,000 to $5.0 million for the three months ended June 30, 2020, compared with the same period in 2019, primarily due to increases in software subscription service expense and on-line banking costs. In addition, FDIC insurance increased $340,000 due to increases in both the insurance assessment rate and total assets subject to assessment, partially offset by the receipt of the small bank assessment credit for the first quarter of 2020. Compensation and benefits expense increased $210,000 to $29.2 million for the three months ended June 30, 2020, compared to $29.0 million for the same period in 2019, largely due to an increase in salary expense related to annual merit increases and COVID-19 supplemental pay for branch employees, partially offset by a decrease in stock-based compensation and the increased deferral of salary expense related to PPP loan originations. Partially offsetting these increases, other operating expenses decreased $113,000 to $7.5 million for the three months ended June 30, 2020, compared to the same period in 2019, largely due to decreases in business development and debit card expenses, partially offset by increases in legal and consulting expenses, which included $683,000 related to the pending acquisition of SB One Bancorp.
Non-interest expense totaled $109.4 million for the six months ended June 30, 2020, an increase of $11.3 million, compared to $98.1 million for the six months ended June 30, 2019. For the six months ended June 30, 2020, credit loss expense for off-balance sheet credit exposures was $6.3 million related to the January 1, 2020 adoption of CECL, and the subsequent increase in loss factors due to the current economic forecast, increase in the pipeline of loans approved awaiting closing and an increase in availability on committed lines of credit due to below average utilization. Compensation and benefits expense increased $3.0 million to $60.4 million for the six months ended June 30, 2020, compared to $57.4 million for the six months ended June 30, 2019, primarily due to additional compensation expense associated with the acquisition of T&L, an increase in executive severance costs and COVID 19 supplemental pay for branch employees, partially offset by the increased deferral of salary expense related to PPP loan originations. Other operating expenses increased $1.9 million to $16.7 million for the six months ended June 30, 2020, compared to the same period in 2019, largely due to an increase in professional service expenses related to the SB One transaction and a market valuation adjustment on foreclosed real estate. Data processing expense increased $1.1 million to $9.4 million for the six months ended June 30, 2020, compared to $8.3 million for the same period in 2019, principally due to increases in software subscription service expense and on-line banking costs. Partially offsetting these increases, net occupancy expense decreased $847,000 to $12.4 million for the six months ended June 30, 2020, compared to the same period in 2019, due to reductions in snow removal and depreciation expenses.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.86% for the quarter ended June 30, 2020, compared to 2.03% for the same period in 2019, with the 2020 improvement driven by the significant increase in average assets largely attributable to PPP loans. For the six months ended June 30, 2020, the Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.99%, compared to 2.03% for the same period in 2019. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 57.35% and 58.27% for the quarter and six months ended June 30, 2020, respectively, compared to 53.79% and 54.63% for the same respective periods in 2019.
Asset Quality
The Company’s total non-performing loans at June 30, 2020 were $35.5 million, or 0.46% of total loans, compared to $35.3 million, or 0.48% of total loans at March 31, 2020, and $40.2 million, or 0.55% of total loans at December 31, 2019. The $128,000 increase in non-performing loans at June 30, 2020, compared to the trailing quarter, was due to a $661,000 increase in non-performing residential loans and a $350,000 increase in non-performing consumer loans, partially offset by a $667,000 decrease in non-performing commercial loans and a $216,000 decrease in non-performing commercial mortgage loans. At June 30, 2020, impaired loans totaled $63.1 million with related specific reserves of $3.6 million, compared with impaired loans totaling $65.7 million with related specific reserves of $5.7 million at March 31, 2020. At December 31, 2019, impaired loans totaled $70.6 million with related specific reserves of $5.1 million.
The balance of loans with short-term COVID-19 payment deferrals has been reduced from a peak level of $1.31 billion, or 16.8% of loans, to $394.7 million, or 5.1% of loans. Of the total original $1.31 billion of loans with payment deferrals, $51.5 million are still in the first 90-day deferral period, while $343.2 million have been, or are expected to be, granted a second 90-day deferral. $911.7 million of loans have completed their deferral period, with $380.2 million of those loans having resumed regular contractual payments, and the majority of the remainder expected to do so at their August 1, 2020 due date. Of the $394.7 million of loans granted or expected to be granted deferrals, $129.9 million are secured by hotels with a pre-COVID weighted average loan-to-value of 53%, $123.8 million are secured by retail properties with a pre-COVID weighted average loan-to-value of 66%, and $24.9 million are secured by restaurants with a pre-COVID weighted average loan-to-value of 59%.
At June 30, 2020, the Company’s allowance for credit losses related to the loan portfolio was 1.11% of total loans, compared to 1.02% and 0.76% at March 31, 2020 and December 31, 2019, respectively. The Company recorded provisions for credit losses of $10.9 million and $25.6 million for the three and six months ended June 30, 2020, respectively, compared with provisions of $9.5 million and $9.7 million for the three and six months ended June 30, 2019, respectively. For the three and six months ended June 30, 2020, the Company had net recoveries of $215,000 and net charge-offs of $2.8 million, respectively, compared to net charge-offs of $2.0 million and $2.5 million, respectively, for the same periods in 2019. The allowance for loan losses increased $30.7 million to $86.3 million at June 30, 2020 from $55.5 million at December 31, 2019. The three and six months ended June 30, 2020 included elevated provisions for credit losses primarily due to the current weak economic forecast attributable to the COVID-19 pandemic and the adoption of CECL. In addition, a gross allowance for credit losses of $7.9 million and a related deferred tax asset were recorded against equity upon the January 1, 2020 adoption of CECL. Future credit loss provisions are subject to significant uncertainty given the undetermined nature of prospective changes in economic conditions, as the impact of the COVID-19 pandemic continues to unfold. The effectiveness of medical advances, government programs, and the resulting impact on consumer behavior and employment conditions will have a material bearing on future credit conditions and reserve requirements.
At June 30, 2020 and December 31, 2019, the Company held foreclosed assets of $3.3 million and $2.7 million, respectively. During the six months ended June 30, 2020, there were three additions to foreclosed assets with a carrying value of $2.5 million and six properties sold with a carrying value of $1.4 million and valuation charges of $548,000. Foreclosed assets at June 30, 2020 consisted of $1.7 million of commercial vehicles, $1.1 million of residential real estate and $449,000 of commercial real estate. Total non-performing assets at June 30, 2020 decreased $4.2 million to $38.7 million, or 0.37% of total assets, from $42.9 million, or 0.44% of total assets at December 31, 2019.
Income Tax Expense
For the three months ended June 30, 2020, the Company’s income tax expense was $3.7 million with an effective tax rate of 20.6%, compared with income tax expense of $8.8 million with an effective tax rate of 26.5%, for the three months ended June 30, 2019. The decreases in tax expense and the effective tax rate for the current quarter compared with the same period last year were largely the result of a decrease in income derived from taxable sources. In addition, the 2019 quarter was impacted by the publication of a technical bulletin by the New Jersey Division of Taxation that specifies the treatment of real estate investment trusts in connection with combined reporting for New Jersey corporate business purposes.
For the six months ended June 30, 2020, the Company's income tax expense was $9.0 million with an effective tax rate of 23.5%, compared with $16.5 million with an effective tax rate of 23.0% for the six months ended June 30, 2019. The decrease in tax expense for the six months ended June 30, 2020 was largely the result of a decrease in income derived from taxable sources. The increase in the effective tax rate for the current year compared to the same period last year was attributable to a discrete item in the first quarter 2020 related to the vesting of stock awards at a market value below the fair value used for expense recognition.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Thursday, July 30, 2020 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2020. The call may be accessed by dialing 1-888-336-7149 (Domestic), 1-412-902-4175 (International) or 1-855-669-9657 (Canada). Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
In addition, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated, and the extent to which the economy can remain open. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to remain substantially open, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our wealth management revenues may decline with continuing market turmoil; we may face the risk of a goodwill write-down due to stock price decline; and our cyber security risks are increased as the result of an increase in the number of employees working remotely.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Tangible book value per share, annualized return on average tangible equity, annualized non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
June 30, 2020 (Unaudited) and December 31, 2019
(Dollars in Thousands)

Assets	June 30, 2020	December 31, 2019

Cash and due from banks	$318,141	$131,555
Short-term investments	135,622	55,193
Total cash and cash equivalents	453,763	186,748

Available for sale debt securities, at fair value	948,614	976,919
Held to maturity debt securities, net (fair value of $460,674 at June 30, 2020 (unaudited) and $467,966 at December 31, 2019)	439,303	453,629
Equity securities, at fair value	806	825
Federal Home Loan Bank Stock	57,880	57,298
Loans	7,766,391	7,332,885
Less allowance for credit losses	86,259	55,525
Net loans	7,680,132	7,277,360
Foreclosed assets, net	3,272	2,715
Banking premises and equipment, net	54,548	55,210
Accrued interest receivable	33,809	29,031
Intangible assets	435,578	437,019
Bank-owned life insurance	196,552	195,533
Other assets	209,282	136,291
Total assets	$10,513,539	$9,808,578

Liabilities and Stockholders' Equity

Deposits:
Demand deposits	$5,997,792	$5,384,868
Savings deposits	1,050,813	983,714
Certificates of deposit of $100,000 or more	338,411	438,551
Other time deposits	273,050	295,476
Total deposits	7,660,066	7,102,609
Mortgage escrow deposits	30,960	26,804
Borrowed funds	1,175,289	1,125,146
Other liabilities	236,817	140,179
Total liabilities	9,103,132	8,394,738

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,293 shares issued and 65,741,182 shares outstanding at June 30, 2020 and 65,787,900 outstanding at December 31, 2019	832	832
Additional paid-in capital	1,009,978	1,007,303
Retained earnings	685,509	695,273
Accumulated other comprehensive income	12,794	3,821
Treasury stock	(275,359)	(268,504)
Unallocated common stock held by the Employee Stock Ownership Plan	(23,347)	(24,885)
Common Stock acquired by the Directors' Deferred Fee Plan	(3,498)	(3,833)
Deferred Compensation - Directors' Deferred Fee Plan	3,498	3,833
Total stockholders' equity	1,410,407	1,413,840
Total liabilities and stockholders' equity	$10,513,539	$9,808,578

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three and Six Months Ended June 30, 2020 and 2019 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Interest income:
Real estate secured loans	$49,297	$55,643	$103,738	$110,649
Commercial loans	18,944	23,174	37,616	43,684
Consumer loans	3,547	4,785	7,719	9,568
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	6,279	8,257	13,348	16,666
Held to maturity debt securities	2,885	3,171	5,825	6,333
Deposits, federal funds sold and other short-term investments	585	618	1,460	1,159
Total interest income	81,537	95,648	169,706	188,059

Interest expense:
Deposits	7,641	11,716	18,599	22,210
Borrowed funds	4,068	7,377	9,258	14,287
Total interest expense	11,709	19,093	27,857	36,497
Net interest income	69,828	76,555	141,849	151,562
Provision for credit losses	10,900	9,500	25,617	9,700
Net interest income after provision for credit losses	58,928	67,055	116,232	141,862

Non-interest income:
Fees	4,914	6,886	11,443	12,983
Wealth management income	5,977	6,243	12,228	10,322
Bank-owned life insurance	1,859	1,285	2,646	2,981
Net gain on securities transactions	44	29	55	29
Other income	1,571	1,391	4,984	1,707
Total non-interest income	14,365	15,834	31,356	28,022

Non-interest expense:
Compensation and employee benefits	29,200	28,990	60,395	57,359
Net occupancy expense	6,166	6,359	12,369	13,216
Data processing expense	4,983	4,364	9,413	8,333
FDIC Insurance	768	428	768	1,167
Amortization of intangibles	711	844	1,455	1,334
Advertising and promotion expense	632	1,078	2,001	1,961
Credit loss expense for off-balance sheet credit exposures	5,289	—	6,289	—
Other operating expenses	7,518	7,631	16,684	14,740
Total non-interest expense	55,267	49,694	109,374	98,110
Income before income tax expense	18,026	33,195	38,214	71,774
Income tax expense	3,715	8,802	8,972	16,491
Net income	$14,311	$24,393	$29,242	$55,283

Basic earnings per share	$0.22	$0.38	$0.45	$0.85
Average basic shares outstanding	64,315,547	64,886,149	64,350,790	64,826,714

Diluted earnings per share	$0.22	$0.38	$0.45	$0.85
Average diluted shares outstanding	64,400,548	65,016,724	64,428,854	64,965,062

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the		At or for the
	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Statement of Income
Net interest income	$69,828	$76,555	$141,849	$151,562
Provision for credit losses	10,900	9,500	25,617	9,700
Non-interest income	14,365	15,834	31,356	28,022
Non-interest expense	55,267	49,694	109,374	98,110
Income before income tax expense	18,026	33,195	38,214	71,774
Net income	14,311	24,393	29,242	55,283
Diluted earnings per share	$0.22	$0.38	$0.45	$0.85
Interest rate spread	2.79%	3.16%	2.89%	3.16%
Net interest margin	2.97%	3.42%	3.09%	3.41%

Profitability
Annualized return on average assets	0.55%	1.00%	0.58%	1.14%
Annualized return on average equity	4.08%	7.03%	4.15%	8.06%
Annualized return on average tangible equity (2)	5.91%	10.27%	6.01%	11.67%
Annualized non-interest expense to average assets (3)	1.86%	2.03%	1.99%	2.03%
Efficiency ratio (4)	57.35%	53.79%	58.27%	54.63%

Asset Quality
Non-accrual loans			$35,467	$38,555
90+ and still accruing			—	—
Non-performing loans			35,467	38,555
Foreclosed assets			3,272	1,688
Non-performing assets			38,739	40,243
Non-performing loans to total loans			0.46%	0.53%
Non-performing assets to total assets			0.37%	0.40%
Allowance for loan losses			$86,259	$62,810
Allowance for loan losses to total non-performing loans			243.21%	162.91%
Allowance for loan losses to total loans			1.11%	0.86%
Net loan (recoveries) charge-offs	$(215)	2,043	$2,786	2,452
Annualized net loan (recoveries) charge offs to average total loans	(0.01)%	0.11%	0.07%	0.07%

Average Balance Sheet Data
Assets	$10,433,858	$9,811,981	$10,178,658	$9,766,477
Loans, net	7,588,015	7,172,944	7,423,061	7,153,421
Earning assets	9,357,520	8,892,213	9,124,989	8,857,523
Core deposits	6,920,905	6,127,033	6,655,886	6,110,359
Borrowings	1,249,741	1,360,235	1,203,723	1,356,481
Interest-bearing liabilities	6,929,323	6,830,849	6,875,951	6,806,425
Stockholders' equity	1,409,324	1,391,276	1,415,536	1,383,376
Average yield on interest-earning assets	3.47%	4.28%	3.70%	4.24%
Average cost of interest-bearing liabilities	0.68%	1.12%	0.81%	1.08%

Loan Data
Mortgage loans:
Residential			$1,125,946	$1,076,441
Commercial			2,676,513	2,362,859
Multi-family			1,275,712	1,351,884
Construction			284,980	383,233
Total mortgage loans			5,363,152	5,174,417
Commercial loans			2,056,213	1,713,127
Consumer loans			361,653	410,993
Total gross loans			7,781,018	7,298,537
Premium on purchased loans			2,032	2,959
Unearned discounts			(26)	(33)
Net deferred			(16,632)	(7,728)
Total loans			$7,766,392	$7,293,735

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Book and Tangible Book Value per Share
		At June 30,		At December 31,
		2020	2019	2019
Total stockholders' equity		$1,410,407	$1,391,446	$1,413,840
Less: total intangible assets		435,578	437,606	437,019
Total tangible stockholders' equity		$974,829	$953,840	$976,821

Shares outstanding		65,741,182	66,405,320	65,787,900

Book value per share (total stockholders' equity/shares outstanding)		$21.45	$20.95	$21.49
Tangible book value per share (total tangible stockholders' equity/shares outstanding)		$14.83	$14.36	$14.85

(2) Annualized Return on Average Tangible Equity
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Total average stockholders' equity	$1,409,324	$1,391,276	$1,415,536	$1,383,376
Less: total average intangible assets	436,021	438,269	436,389	428,190
Total average tangible stockholders' equity	$973,303	$953,007	$979,147	$955,186

Net income	$14,311	$24,393	$29,242	$55,283

Annualized return on average tangible equity (net income/total average stockholders' equity)	5.91%	10.27%	6.01%	11.67%

(3) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Reported non-interest expense	$55,267	$49,694	$109,374	$98,110
Adjustments to non-interest expense:
Credit loss expense for off-balance sheet credit exposures	5,289	—	6,289	—
Merger-related transaction costs and COVID-19 expenses	1,691	—	2,161	—
Adjusted non-interest expense	$48,287	$49,694	$100,924	$98,110
Annualized adjusted non-interest expense	$194,209	$199,322	$202,957	$197,846

Average assets	$10,433,858	$9,811,981	$10,178,658	9,766,477

Annualized adjusted non-interest expense/average assets	1.86%	2.03%	1.99%	2.03%

(4) Efficiency Ratio Calculation
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net interest income	$69,828	$76,555	$141,849	$151,562
Non-interest income	14,365	15,834	31,356	28,022
Total income	$84,193	$92,389	$173,205	$179,584

Adjusted non-interest expense	$48,287	$49,694	$100,924	$98,110

Efficiency ratio (adjusted non-interest expense/income)	57.35%	53.79%	58.27%	54.63%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Unaudited) (Dollars in Thousands)

	June 30, 2020			March 31, 2020
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$157,980	$98	0.25%	$76,080	$269	1.42%
Federal funds sold and other short-term investments	134,362	487	1.46%	104,050	606	2.34%
Available for sale debt securities	970,639	5,417	2.23%	1,004,282	6,106	2.43%
Held to maturity debt securities, net (1)	444,317	2,885	2.60%	449,107	2,940	2.62%
Equity Securities, at fair value	746	—	—%	806	—	—%
Federal Home Loan Bank stock	61,461	862	5.61%	58,455	963	6.59%
Net loans: (2)
Total mortgage loans	5,261,323	49,297	3.72%	5,263,048	54,441	4.11%
Total commercial loans	1,960,322	18,944	3.85%	1,611,993	18,672	4.61%
Total consumer loans	366,370	3,547	3.89%	383,064	4,172	4.38%
Total net loans	7,588,015	71,788	3.76%	7,258,105	77,285	4.23%
Total interest-earning assets	$9,357,520	$81,537	3.47%	$8,950,885	$88,169	3.92%

Non-Interest Earning Assets:
Cash and due from banks	164,086			108,901
Other assets	912,252			863,671
Total Assets	$10,433,858			$9,923,457

Interest-Bearing Liabilities:
Demand deposits	$4,047,493	$5,156	0.51%	$3,901,940	7,399	0.76%
Savings deposits	1,026,325	391	0.15%	991,750	368	0.15%
Time deposits	605,764	2,095	1.39%	771,183	3,191	1.66%
Total Deposits	5,679,582	7,642	0.54%	5,664,873	10,958	0.78%

Borrowed funds	1,249,741	4,069	1.31%	1,157,705	5,190	1.80%
Total interest-bearing liabilities	6,929,323	11,711	0.68%	6,822,578	16,148	0.95%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,847,087			1,497,177
Other non-interest bearing liabilities	248,124			181,954
Total non-interest bearing liabilities	2,095,211			1,679,131
Total Liabilities	9,024,534			8,501,709
Stockholders' equity	1,409,324			1,421,748
Total Liabilities and Stockholders' Equity	$10,433,858			$9,923,457

Net interest income		$69,826			$72,021

Net interest rate spread			2.79%			2.97%
Net interest-earning assets	$2,428,197			$2,128,307

Net interest margin (3)			2.97%			3.20%

Ratio of interest-earning assets to total interest-bearing liabilities	1.35x			1.31x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.

	6/31/20	3/31/20	12/31/19	9/30/19	6/30/19
	3rd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.
Interest-Earning Assets:
Securities	2.21%	2.57%	2.62%	2.71%	2.80%
Net loans	3.76%	4.23%	4.32%	4.44%	4.63%
Total interest-earning assets	3.47%	3.92%	3.99%	4.09%	4.28%

Interest-Bearing Liabilities:
Total deposits	0.54%	0.78%	0.83%	0.87%	0.86%
Total borrowings	1.31%	1.80%	1.98%	2.13%	2.18%
Total interest-bearing liabilities	0.68%	0.95%	1.04%	1.13%	1.12%

Interest rate spread	2.79%	2.97%	2.95%	2.96%	3.16%
Net interest margin	2.97%	3.20%	3.21%	3.23%	3.42%

Ratio of interest-earning assets to interest-bearing liabilities	1.35x	1.31x	1.34x	1.31x	1.30x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Unaudited) (Dollars in Thousands)

	June 30, 2020			June 30, 2019
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$87,814	$368	0.84%	$17,953	$222	2.50%
Federal funds sold and other short term investments	119,206	1,093	1.84%	57,835	937	3.27%
Available for sale debt securities	987,461	11,522	2.33%	1,086,800	14,486	2.67%
Held to maturity debt securities, net (1)	446,712	5,825	2.61%	473,993	6,333	2.67%
Equity securities, at fair value	777	—	—%	701	—	—%
Federal Home Loan Bank stock	59,958	1,825	6.09%	66,820	2,180	6.53%
Net loans: (2)
Total mortgage loans	5,262,186	103,738	3.91%	5,066,950	110,649	4.35%
Total commercial loans	1,786,158	37,616	4.19%	1,663,910	43,684	5.25%
Total consumer loans	374,717	7,719	4.14%	422,561	9,568	4.57%
Total net loans	7,423,061	149,073	3.99%	7,153,421	163,901	4.57%
Total interest-earning assets	$9,124,989	$169,706	3.70%	$8,857,523	$188,059	4.24%

Non-Interest Earning Assets:
Cash and due from banks	165,710			92,010
Other assets	887,959			816,944
Total Assets	$10,178,658			$9,766,477

Interest-Bearing Liabilities:
Demand deposits	$3,974,717	$12,556	0.64%	$3,619,955	$14,483	0.81%
Savings deposits	1,009,037	758	0.15%	1,040,204	900	0.17%
Time deposits	688,474	5,285	1.54%	789,785	6,827	1.74%
Total Deposits	5,672,228	18,599	0.66%	5,449,944	22,210	0.82%
Borrowed funds	1,203,723	9,258	1.55%	1,356,481	14,287	2.12%
Total interest-bearing liabilities	$6,875,951	$27,857	0.81%	$6,806,425	$36,497	1.08%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,672,132			1,450,200
Other non-interest bearing liabilities	215,039			126,476
Total non-interest bearing liabilities	1,887,171			1,576,676
Total Liabilities	8,763,122			8,383,101
Stockholders' equity	1,415,536			1,383,376
Total Liabilities and Stockholders' Equity	$10,178,658			$9,766,477

Net interest income		$141,849			$151,562

Net interest rate spread			2.89%			3.16%
Net interest-earning assets	$2,249,038			$2,051,098

Net interest margin (3)			3.09%			3.41%

Ratio of interest-earning assets to total interest-bearing liabilities	1.33x			1.30x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2018
Interest-Earning Assets:
Securities	2.42%	2.84%	2.67%
Net loans	3.99%	4.57%	4.22%
Total interest-earning assets	3.70%	4.24%	3.93%

Interest-Bearing Liabilities:
Total deposits	0.66%	0.82%	0.50%
Total borrowings	1.55%	2.12%	1.76%
Total interest-bearing liabilities	0.81%	1.08%	0.79%

Interest rate spread	2.89%	3.16%	3.14%
Net interest margin	3.09%	3.41%	3.31%

Ratio of interest-earning assets to interest-bearing liabilities	1.33x	1.30x	1.28x